Exhibit 99.1

Dream Finders Announces Third Quarter 2025 Results
Net New Orders Increased 20%
Financial Services Pre-Tax Income Increased 11%
Issuance of $300 Million in Senior Notes due 2030
Jacksonville, FL. — October 30, 2025 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the third quarter ended September 30, 2025.
Third Quarter 2025 Highlights (As Compared to Third Quarter 2024)
•Homebuilding revenues of $917 million compared to $986 million
•Home closings increased 1% to 1,915 from 1,889, reflecting a third quarter Company record
•Net new orders increased 20% to 2,021 from 1,680, reflecting a third quarter Company record
•Homebuilding gross margin of 17.5% compared to 19.2%
•Adjusted homebuilding gross margin (non-GAAP) of 26.7% compared to 27.6%
•Pre-tax income of $61 million compared to $92 million
•Net income attributable to DFH of $47 million, or $0.47 per basic share compared to $71 million, or $0.72 per basic share
•Financial services pre-tax income increased 11% to $9 million from $8 million
•Controlled lot pipeline of 64,341 as of September 30, 2025 compared to 54,698 as of December 31, 2024
•Issuance of $300 million in aggregate principal amount of 6.875% senior unsecured notes used to repay a portion of the outstanding balance under the revolving credit facility
•Total liquidity of $625 million as of September 30, 2025, comprised of cash and cash equivalents and availability under the revolving credit facility
•Return on participating equity of 22.0% compared to 30.4%
•Repurchased 357,715 Class A common shares for $10 million during the three months ended September 30, 2025

Management Commentary

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “Dream Finders continued to perform admirably in the third quarter, generating homebuilding revenues of $917 million and 1,915 closings. While revenue was lower year over year, we were able to achieve a modest increase in home closings, along with a meaningful rise in net sales, both of which are third quarter Company records. This performance reflects the resilience of our business strategy and the grit of our team. We continue to see a complex and challenging housing environment, though we are encouraged by the recent easing of mortgage rates. I commend our team’s ability to execute in this challenging market and continue to search for ways to add value.

During the third quarter, we completed our second bond offering for $300 million in aggregate principal with a 6.875% rate. Our execution represents another milestone in our company history and serves as evidence that our business model has gained further credibility in capital markets. I am proud of the team for this achievement, along with the progress made on the integration of our acquisitions last quarter, including Alliant National Title Insurance Company, Inc. and Green River Builders, Inc. in Atlanta.

While we see continued near-term challenges affecting the housing market, we remain confident that we have built the foundation to further scale our business and continue to deliver superior, long-term, returns for our shareholders. Our durable capital allocation and growth strategy is also highlighted by the repurchase of 357,715 shares of our common stock in the third quarter. Given the market challenges in the current environment impacting our initial closing goals for the year, we are revising our full-year 2025 guidance to approximately 8,500 home closings.”
Homebuilding
Third Quarter 2025 Results

Homebuilding revenues in the third quarter of 2025 of $917 million reflected a decrease of 7% when compared to the third quarter of 2024. The decrease in revenues was driven by changes in our geographic product mix and across the board decreases in average selling prices (“ASP”), attributable to the increased use of sales incentives during the third quarter of 2025. The decrease in homebuilding revenues was partially offset by 1,915 home closings for the three months ended September 30, 2025, an increase of 26 homes, or 1%, from 1,889 home closings for the three months ended September 30, 2024. The Liberty Communities acquisition contributed 185 home closings with an ASP of $329,034, 139 of which were included in the Southeast segment, which had a total increase in home closings of 117.

Homebuilding gross margin percentage in the third quarter of 2025 was 17.5%, a decrease of 170 basis points (“bps”), compared to 19.2% in the third quarter of 2024. The decrease in homebuilding gross margin percentage for the third quarter of 2025 was primarily the result of changes in product mix, increased incentives, and higher land and financing costs.

Adjusted homebuilding gross margin in the third quarter of 2025 was 26.7%, a decrease of 90 bps from the third quarter 2024 adjusted homebuilding gross margin of 27.6%. Adjusted homebuilding gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.

Selling, general and administrative expense (“SG&A”) in the third quarter of 2025 increased 8% to $110 million, compared to $102 million in the third quarter of 2024. SG&A as a percentage of homebuilding revenues in the third quarter of 2025 increased 160 bps to 11.9%, compared to 10.3% in the third quarter of 2024. These increases were primarily attributable to the costs of the forward mortgage commitment programs, which allow homebuyers to lock in their lower mortgage interest rates at the time of sale.

Consolidated net income attributable to DFH in the third quarter of 2025 was $47 million, or $0.47 per basic share, compared to $71 million, or $0.72 per basic share in the third quarter of 2024.

Net new orders in the third quarter of 2025 were 2,021, an increase of 20% compared to 1,680 net new orders for the third quarter of 2024. The cancellation rate in the third quarter of 2025 was 12.5%, an improvement of 130 bps compared with the third quarter of 2024 cancellation rate of 13.8%. The Company believes the increase in net new orders and low cancellation rate are reflective of its successful sales strategies and availability of high-quality, affordable product across our markets.

Third Quarter 2025 Backlog
As of September 30, 2025, DFH had a backlog of 2,619 homes, valued at $1.2 billion, compared to the backlog of 2,513 homes, valued at $1.2 billion as of June 30, 2025. As of September 30, 2025, the ASP in backlog was $447,133 compared to $477,865 as of June 30, 2025. As of September 30, 2025, approximately 1,440 of the homes in backlog are expected to be delivered in 2025 and 1,179 homes are expected to be delivered in 2026 and beyond.

The following table shows the backlog units and ASP as of September 30, 2025 by homebuilding segment:

	As of September 30, 2025 (unaudited)
Backlog:	Units	Average Sales Price
Southeast	1,143	$415,613
Mid-Atlantic	898	377,967
Midwest	578	616,922
Total	2,619	$447,133

Financial Services

Financial services revenues and income before taxes increased by $33 million and $1 million, respectively, for the three months ended September 30, 2025 as compared to the three months ended September 30, 2024, which was primarily due to the April 2025 acquisition of Alliant Title. To a lesser extent, DF Title’s expansion of operations within our Tennessee market also contributed to the additional financial services revenues and income before taxes for the three months ended September 30, 2025.
Full Year 2025 Outlook

Based on the challenging market conditions impacting results year-to-date, Dream Finders Homes revises its guidance to approximately 8,500 home closings for the full year 2025 compared to a previous outlook of approximately 9,250 homes.

About Dream Finders Homes

Dream Finders Homes (NYSE: DFH), headquartered in Jacksonville, Florida, was recognized as the 2025 National Builder of the Year by Builder magazine. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Washington D.C., Northern Virginia and Maryland. As the Official Home Builder of the PGA TOUR and the Jacksonville Jaguars, Dream Finders Homes is deeply committed to excellence beyond homebuilding and into the communities it serves. Through its wholly owned subsidiaries, DFH also provides mortgage financing as well as title agency and underwriting services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events which include, but are not limited to, projected 2025 home closings and market conditions, possible or assumed future results of operations, benefits of recent acquisitions and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2024, subsequently filed Forms 10-Q and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement, except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$251,044	$274,384
Restricted cash	39,133	65,441
Accounts receivable	53,049	34,126
Inventories	2,145,638	1,715,357
Lot deposits	551,309	458,303
Mortgage loans held for sale	114,299	303,393
Other assets	294,837	165,880
Investments in unconsolidated entities	10,785	11,454
Goodwill	375,145	300,313
Total assets	$3,835,239	$3,328,651

Liabilities
Accounts payable	$165,329	$147,143
Accrued liabilities	246,823	281,465
Customer deposits	88,553	125,601
Revolving credit facility and other borrowings	1,067,389	701,386
Senior unsecured notes, net	590,523	295,049
Mortgage warehouse facilities	108,222	289,617
Contingent consideration	15,677	68,030
Total liabilities	2,282,516	1,908,291

Mezzanine Equity
Redeemable preferred stock	148,500	148,500
Redeemable noncontrolling interests	29,539	21,451
Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 36,667,477 and 36,002,077 issued as of September 30, 2025 and December 31, 2024, respectively	367	360
Class B common stock, $0.01 per share, 61,000,000 authorized, 57,726,153 issued as of September 30, 2025 and December 31, 2024, respectively	577	577
Accumulated other comprehensive income	607	—
Additional paid-in capital	293,695	281,559
Retained earnings	1,118,608	970,253
Treasury stock, at cost, 1,638,912 and 291,229 shares of Class A common stock as of September 30, 2025 and December 31, 2024, respectively	(40,520)	(7,827)
Total Dream Finders Homes, Inc. stockholders’ equity	1,373,334	1,244,922
Noncontrolling interests	1,350	5,487
Total equity	1,374,684	1,250,409
Total liabilities, mezzanine equity and equity	$3,835,239	$3,328,651

Dream Finders Homes, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Homebuilding	$916,671	$986,257	$2,986,359	$2,863,714
Financial services	53,133	20,168	123,821	26,258
Total revenues	969,804	1,006,425	3,110,180	2,889,972
Homebuilding cost of sales	755,935	797,110	2,457,342	2,328,587
Financial services expense	45,081	11,903	98,005	15,659
Selling, general and administrative expense	109,509	101,695	360,902	278,658
Loss (income) from unconsolidated entities	103	(99)	(94)	(10,301)
Contingent consideration revaluation	1,786	5,948	(9,820)	13,793
Other income, net	(3,360)	(2,556)	(2,134)	(5,680)
Income before taxes	60,750	92,424	205,979	269,256
Income tax expense	(13,694)	(20,780)	(47,374)	(59,166)
Net income	47,056	71,644	158,605	210,090
Net income attributable to noncontrolling interests	(59)	(993)	(125)	(4,002)
Net income attributable to Dream Finders Homes, Inc.	$46,997	$70,651	$158,480	$206,088

Earnings per share
Basic	$0.47	$0.72	$1.59	$2.10
Diluted	$0.47	$0.70	$1.56	$2.06
Weighted-average number of shares
Basic	92,836,364	93,527,205	93,273,344	93,399,681
Diluted	100,635,669	100,736,148	101,299,599	100,140,134

Dream Finders Homes, Inc.
Other Financial and Operating Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Other Financial and Operating Data:
Home closings	1,915	1,889	6,072	5,575
Average sales price of homes closed(1)	$476,962	$518,553	$485,216	$510,204
Net new orders	2,021	1,680	5,991	5,116
Cancellation rate	12.5%	13.8%	12.7%	15.8%
Homebuilding gross margin (in thousands)(2)	$160,736	$189,147	$529,017	$535,127
Homebuilding gross margin %(3)	17.5%	19.2%	17.7%	18.7%
Adjusted homebuilding gross margin (in thousands)(4)	$245,071	$272,117	$800,333	$773,901
Adjusted homebuilding gross margin %(3)(4)	26.7%	27.6%	26.8%	27.0%
Selling, general and administrative expense %(3)	11.9%	10.3%	12.1%	9.7%
Active communities as of period end(5)			283	235
Backlog as of period end - units			2,619	3,996
Backlog as of period end - value (in thousands)			$1,171,041	$2,004,091
Net homebuilding debt to net capitalization(4)			47.3%	45.6%
Return on participating equity(6)			22.0%	30.4%
(1)Average sales price of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted homebuilding gross margin and net homebuilding debt to net capitalization are non-GAAP financial measures. For definitions of these non-GAAP financial measures and reconciliations to our most directly comparable financial measures calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures” below.
(5)A community becomes active once the model is completed or the community has its fifth net sale. A community becomes inactive when it has fewer than five homesites remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less redeemable preferred stock distributions, divided by average beginning and ending total Dream Finders Homes, Inc. stockholders’ equity (“participating equity”) for the trailing twelve months.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025 (unaudited)		2024 (unaudited)		2025 (unaudited)		2024 (unaudited)
Home Closings:	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Southeast	709	$448,352	592	$494,163	2,238	$443,712	1,838	$492,913
Mid-Atlantic	570	419,911	603	461,320	1,691	439,612	1,704	441,184
Midwest	636	559,987	694	589,087	2,143	564,546	2,033	583,688
Total	1,915	$476,962	1,889	$518,553	6,072	$485,216	5,575	$510,204

Reconciliation of Non-GAAP Financial Measures

Management utilizes specific non-GAAP financial measures as supplementary tools to evaluate operating performance. These include adjusted homebuilding gross margin and net homebuilding debt to net capitalization. Other companies may not calculate non-GAAP financial measures in the same manner that we do. Accordingly, these non-GAAP financial measures should be considered only as a supplement to relevant GAAP information, as reconciled for each measure below. In the future, we may incorporate additional adjustments to these non-GAAP financial measures as we find them relevant and beneficial for both management and investors.
Adjusted Homebuilding Gross Margin

The following table presents a reconciliation of adjusted homebuilding gross margin to the GAAP financial measure of homebuilding gross margin for each of the periods indicated (unaudited and in thousands, except percentages):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Homebuilding gross margin(1)	$160,736	$189,147	$529,017	$535,127
Interest expense in homebuilding cost of sales(2)	43,060	41,818	141,062	114,222
Amortization in homebuilding cost of sales(3)	(66)	(1,186)	1,659	5,914
Commission expense	41,341	42,338	128,595	118,638
Adjusted homebuilding gross margin	$245,071	$272,117	$800,333	$773,901
Homebuilding gross margin %(4)	17.5%	19.2%	17.7%	18.7%
Adjusted homebuilding gross margin %(4)	26.7%	27.6%	26.8%	27.0%
(1)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our senior unsecured notes, net, and revolving credit facility and other homebuilding notes payable included within revolving credit facility and other borrowings on the Condensed Consolidated Balance Sheets (“homebuilding debt”), as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from our acquisitions.
(4)Calculated as a percentage of homebuilding revenues.

We define adjusted homebuilding gross margin as homebuilding gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Our management believes this information is meaningful as it isolates the impact that these excluded items have on homebuilding gross margin. We include internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in homebuilding gross margin.

As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the homebuilding gross margin line in selling, general and administrative expense, we have excluded commission expense from adjusted homebuilding gross margin. However, because adjusted homebuilding gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted homebuilding gross margin information as a measure of our operating performance may be limited.

Net Homebuilding Debt to Net Capitalization

The following table presents a reconciliation of net homebuilding debt to net capitalization to the GAAP financial measure of total debt to total capitalization for each of the periods indicated (unaudited and in thousands, except percentages):

	As of September 30,
	2025	2024
Total debt	$1,766,134	$1,456,088
Total mezzanine equity	178,039	169,951
Total equity	1,374,684	1,119,761
Total capitalization	$3,318,857	$2,745,800
Total debt to total capitalization	53.2%	53.0%

Total debt	$1,766,134	$1,456,088
Less: Mortgage warehouse facilities and other secured borrowings	121,712	170,167
Less: Cash and cash equivalents	251,044	204,906
Net homebuilding debt	$1,393,378	$1,081,015
Total mezzanine equity	178,039	169,951
Total equity	1,374,684	1,119,761
Net capitalization	$2,946,101	$2,370,727
Net homebuilding debt to net capitalization	47.3%	45.6%

We define net homebuilding debt to net capitalization as homebuilding debt, less cash and cash equivalents (“net homebuilding debt”), divided by the sum of net homebuilding debt, total mezzanine equity and total equity (“net capitalization”). Net homebuilding debt excludes borrowings under our mortgage warehouse facilities, as well as any other non-homebuilding borrowings the Company may incur from time to time. Management believes the ratio of net homebuilding debt to net capitalization is meaningful as it is used to assess the performance of our homebuilding segments, as well as to establish targets for performance-based compensation. We also use this ratio as a measure of overall leverage.

Contacts:

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com